Exhibit 99.1

News Release

Contacts:	Media – Joseph F. Ailinger Jr.	Analysts – Andy Clark
	(617) 722-7571	(412) 234-4633
	ailinger.jf@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON ACQUIRES U.S. TRUST’S PLANNED GIVING GROUP

— Fifth acquisition for Mellon’s Private Wealth Management group in two years;

Mellon now nation’s largest planned giving services provider —

BOSTON and NEW YORK, March 31, 2006 — Mellon Financial Corporation announced that it has acquired U.S. Trust’s Planned Giving Services group from U.S. Trust Corporation, a wholly owned subsidiary of The Charles Schwab Corporation. Terms of the agreement were not disclosed.

The acquisition of U.S. Trust’s Planned Giving Services group adds more than $700 million in planned giving client assets to Mellon, making Mellon the nation’s largest planned giving services provider. Mellon offers investment, gift administration, donor development support, accounting, tax reporting, and other specialized services to such programs nationwide.

“We’ve created an exceptional presence for Mellon in the planned giving market and now serve as the nation’s leading provider. We look forward to maintaining this leadership position through providing superior service to our clients in the years ahead,” said Robert P. Kelly, Mellon chairman, president and chief executive officer.

“Our mission is to have highly satisfied clients, whether they be individuals, families or institutions and their donors,” said David F. Lamere, Mellon vice chairman and Private Wealth Management president. “While we are proud of our exceptional capabilities, our people – their expertise and dedication – are the reason Mellon has become a leader in this business and a success in our clients’ eyes. For this reason, I am particularly happy to welcome U. S. Trust’s planned giving professionals to our organization. I know that together we’ll continue to represent excellence in this field.”

“We believe that our planned giving clients will be well served by Mellon, which offers a broad array of capabilities and shares our deep commitment to excellence and client service,” said Peter K. Scaturro, chief executive officer of U.S. Trust Corporation.

Linda R. FitzPatrick, managing director for Mellon’s Charitable Gift Services group, will manage the expanded group, and will continue to report to Don Heberle, executive director for Family Offices and Charitable Gift Services. Mellon will assume U. S. Trust’s existing planned giving office locations in Greensboro, North Carolina and Portland, Oregon, bringing Mellon’s Private Wealth Management network in the U.S. to 62 offices in 16 states.

Mellon’s Charitable Gift Services group is part of Mellon’s Private Wealth Management organization. Mellon currently serves many of the nation’s top charitable gift programs, including those for educational, cultural, religious, and healthcare organizations. Mellon is among the nation’s leading private wealth managers, with more than 135 years’ experience in providing wealth planning, investment management and financial management services to financially successful individuals, families, family offices, charitable gift programs, entrepreneurs, professionals, endowments and foundations. Mellon’s Private Wealth Management group is a leader in each of its major client segments and consistently achieves industry-leading client satisfaction and retention rates.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations, and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.7 trillion in assets under management, administration or custody, including $781 billion under management. News and other information about Mellon is available at www.mellon.com.

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